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                                                                    EXHIBIT 99.1


LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T


March 27, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Serologicals Corporation has obtained a letter of representation from Arthur Andersen LLP, the Company's independent public accountants, stating that the December 30, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen LLP personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen LLP to conduct the relevant portions of the audit.

Very truly yours,



Serologicals Corporation

/s/ Harold W. Ingalls

Harold W. Ingalls
Vice President Finance and
Chief Financial Officer